Exhibit 99.1

FOR IMMEDIATE RELEASE

Fremont Michigan InsuraCorp, Inc. Posts Record Results for Fourth Quarter and Full Year 2009

Fremont, Michigan, February 22, 2010 – Fremont Michigan InsuraCorp, Inc. (OTC BB: FMMH), a Michigan-exclusive property and casualty insurance carrier, today announced financial results for the fourth quarter and full year ended December 31, 2009. The Company reported record revenues of $56.9 million for the full year, representing growth of 13.4% from 2008, reflecting strong agent and customer loyalty and its growing product lines and strategic partnerships.

•	Net income of $1.07 per diluted share in the fourth quarter, up more than sevenfold from 4Q08

•	Net income of $2.38 per diluted share for the full year, up 14.4% from 2008

•	Combined ratio of 88.5% for the fourth quarter, 95.0% for the full year

•	Book value per share increased 16.5% to $26.33 from $22.59 in 2008

“We are pleased with our growth in 2009, especially in a year characterized by significant economic challenges in the insurance industry and in our markets in Michigan,” said Richard E. Dunning, President and CEO. “Our financial results capped a year of accomplishments for Fremont, as we continued to execute on our long-term strategic plan, received an upgrade in our A. M. Best Financial Strength Rating to A- (Excellent), strengthened our Board of Directors and corporate governance and provided additional cash returns to our shareholders with a 33% increase in our quarterly dividend.”

Fremont also attributed the role of marketing partnerships such as the Company’s alliance with the Pure Michigan® campaign and the recently renewed agreement with the Michigan Retailers Association for its successful growth in 2009.

Net income for the quarter ended December 31, 2009 was $1,914,000, or $1.07 per diluted share, compared to $237,000, or $0.13 per diluted share, in the 2008 quarter. For the year ended December 31, 2009, net income was $4,245,000, or $2.38 per diluted share, compared to $3,761,000, or $2.08 per diluted share, in 2008.

For the quarter ended December 31, 2009, Fremont generated direct premiums written of $17,157,000 compared to $15,750,000 in the 2008 quarter, an increase of 8.9%. For the year ended December 31, 2009, the Company generated direct premiums written of $66,856,000 compared to $60,882,000 in 2008, an increase of 9.8%.

Kevin G. Kaastra, Vice President of Finance added, “Our combined ratio showed further improvement in the fourth quarter, reaching 88.5%. This performance along with solid investment income enabled us to post solid operating results for the quarter and increase our book value per share 16.5% to $26.33. In the future, we will continue to strive for improvement in our operations through technology initiatives, while maintaining underwriting and pricing discipline and managing a conservative investment portfolio.”

Dunning said: “Our solid performance in 2009 was the result of the hard work and dedication of our experienced team of associates and independent agents. As we move ahead in 2010, we will continue to work closely together to grow in the Michigan market and provide the level of service and safety our policy holders have come to expect from us. We believe our locally owned, locally managed approach is key to our success. We are committed to continuing to grow our business and relationships in Michigan, while working to expand into neighboring states, such as our recently announced efforts to enter the Wisconsin market.”

Fremont announced it plans to expand its services to Wisconsin and other neighboring states and has filed the required documentation with insurance regulators in the state of Wisconsin with the hopes of entering that market.

Consolidated Highlights	Three Months Ended December 31,			Year Ended December 31,
(Unaudited)	2009	2008	%	2009	2008	%
Consolidated revenues	$15,142,623	$13,281,460	14.0%	$56,946,932	$50,204,186	13.4%
Net income	$1,914,113	$237,282	706.7%	$4,244,814	$3,760,588	12.9%
Weighted average shares outstanding	1,747,648	1,748,143		1,749,196	1,770,025
Basic earnings per share	$1.10	$0.14	685.7%	$2.43	$2.12	14.6%
Diluted earnings per share	$1.07	$0.13	723.1%	$2.38	$2.08	14.4%
Direct premiums written	$17,157,454	$15,749,781	8.9%	$66,856,297	$60,882,499	9.8%
Loss and LAE ratio	56.7%	74.0%		63.2%	61.1%
Expense ratio	31.8%	30.8%		31.8%	33.4%
Combined ratio	88.5%	104.8%		95.0%	94.5%
Net investment income	$490,921	$598,125	-17.9%	$1,964,735	$2,212,972	-11.2%
Realized investment gains (losses)	$543,033	$66,445	717.3%	$806,501	$(126,735)	736.4%
Operating income (1)	$2,259,361	$173,516	1202.1%	$5,256,440	$5,464,237	-3.8%
Operating income per share (1)	$1.29	$0.10	1190.0%	$3.01	$3.09	-2.6%
Cash dividends declared per share	$0.04	$0.03	33.3%	$0.13	$0.06	116.7%
Book value per share	$26.33	$22.59	16.6%	$26.33	$22.59	16.6%

(1)	Operating income is a non-GAAP financial measure defined as pre-tax income excluding net realized gains (losses) on investments.

In 2009, direct premiums written increased 9.8% with new business volume increasing 5.5% and renewal business up 10.7%. Personal auto continues to contribute to these results as planned. Direct premiums written for personal auto increased 15.5% with new business up 18.2% and renewal business up 15.0%. Growth in personal auto is driven by the ease of placing business with Fremont through our award winning web-based rating platform, Fremont Complete, coupled with several book of business transfers, account rounding of current homeowner business and a strong renewal retention ratio which is in the low 90s on a percentage basis. Direct premiums written for the homeowner’s product was up 6.6%. Commercial premiums increased 6.0% due to continued growth in commercial auto and workers compensation which are both complementary product lines to the main commercial package policy. Farm premiums increased 7.7% driven by new business which was up 43.1% and renewal business which increased 2.5%. Premiums for the marine segment were flat in 2009.

In 2009, Fremont generated a loss and loss adjustment expense ratio of 63.2% compared to 61.1% in 2008. Personal lines experienced a 2.9 percentage point drop in its loss ratio in 2009 as a result of improved profitability in the personal auto product line. The commercial lines loss ratio increased to 56.8% as a result of increased losses in commercial multi peril and workers compensation. The loss ratio was also impacted by increased reinsurance costs resulting in lower net premiums earned in 2009 for the commercial lines segment. The farm segment experienced a drop in its loss ratio as a result of fewer weather related losses and a drop in claim frequency.

Our expense ratio for 2009 decreased to 31.8% from 33.4%. The decrease in the expense ratio is a result of continued premium growth over which fixed costs can be spread, growth in personal auto which pays a lower commission than other products, a decrease in expenses associated with state-mandated pools, which we are required to participate in, and a decrease in depreciation expense.

Net investment income decreased in 2009 to $1.9 million compared to $2.2 million in 2008. The decrease was a result of shortening the duration in the fixed portfolio in order to reduce the market value volatility in the event of future rising interest rates. As part of the effort to shorten duration in the fixed portfolio we were able to realize gains of approximately $795,000 on the sale of fixed income securities while sales of equity securities generated gains of $11,000.

We experienced a significant recovery in the value of our investment portfolio during 2009. From December 31, 2008 to December 31, 2009, the fair value of our investment portfolio increased $3,937,000. During the second quarter 2009, the Company began adding to its equity portfolio through purchases of common stocks. Since March 31, 2009, the Company has added approximately $4,078,000 to the equity portfolio. Funding for the equity purchases has come from existing cash balances, operating cash flow and sales and maturities of fixed income securities.

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock trades under the symbol “FMMH.”

Consolidated Statement of Income (Unaudited)	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Direct premiums written	$17,157,454	$15,749,781	$66,856,297	$60,882,499

Net premiums written	$14,183,644	$12,867,846	$55,657,149	$50,025,098

Net premiums earned	$13,951,634	$12,441,291	$53,531,831	$47,503,121
Loss and LAE	7,908,063	9,212,659	33,843,539	29,019,298
Policy acquisition and other underwriting expenses	4,432,166	3,828,840	17,040,452	15,847,386

Underwriting gain	1,611,405	(600,208)	2,647,840	2,636,437
Other revenue items
Net investment income	490,921	598,125	1,964,735	2,212,972
Net realized gains (losses) on investments	543,033	66,445	806,501	(126,735)
Other income	157,035	175,599	643,865	614,828

Total other revenue items	1,190,989	840,169	3,415,101	2,701,065

Income before federal income taxes	2,802,394	239,961	6,062,941	5,337,502
Federal income tax expense	888,281	2,679	1,818,127	1,576,914

Net income	$1,914,113	$237,282	$4,244,814	$3,760,588

Earnings per share
Basic	$1.10	$.14	$2.43	$2.12
Diluted	$1.07	$.13	$2.38	$2.08

Loss and LAE ratio (1)	56.7%	74.0%	63.2%	61.1%
Policy acquisition & other underwriting expense ratio (1)	31.8%	30.8%	31.8%	33.4%
Combined ratio (1)	88.5%	104.8%	95.0%	94.5%

(1)	Operating income is a non-GAAP financial measure defined as pre-tax income excluding net realized gains (losses) on investments.

Consolidated Balance Sheets (Unaudited)	December 31,	December 31,
	2009	2008
Assets

Investments:
Fixed maturities available for sale, at fair value	$56,483,580	$53,958,783
Equity securities available for sale, at fair value	11,183,580	4,560,368
Mortgage loans on real estate from related parties	239,303	247,000

Total investments	67,906,463	58,766,151
Cash and cash equivalents	7,063,679	6,576,564
Premiums due from policyholders, net	10,087,998	8,888,334
Amounts due from reinsurers	7,859,452	6,844,407
Prepaid reinsurance premiums	1,856,343	1,623,191
Accrued investment income	600,648	594,776
Deferred policy acquisition costs	3,913,551	3,596,147
Deferred federal income taxes	3,155,625	4,741,726
Property and equipment, net of accumulated depreciation	2,787,134	2,455,766
Other assets	33,175	30,670

	$105,264,068	$94,117,732

Liabilities and Stockholders’ Equity

Liabilities:
Losses and loss adjustment expenses	$21,331,243	$21,369,524
Unearned premiums	28,886,128	26,613,809
Reinsurance balances payable	96,697	161,845
Accrued expenses and other liabilities	8,905,213	6,657,625

Total liabilities	59,219,281	54,802,803

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 1,749,032 and 1,740,154 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	9,037,405	8,653,443
Retained earnings	36,332,648	32,507,143
Accumulated other comprehensive income (loss)	674,734	(1,845,657)

Total stockholders’ equity	46,044,787	39,314,929

Total liabilities and stockholders’ equity	$105,264,068	$94,117,732